Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 12, 2021, relating to the financial statements of NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL), and the effectiveness of NextEra Energy’s and FPL’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NextEra Energy and FPL for the year ended December 31, 2020, and to the reference to us under the heading "Experts" in each prospectus, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boca Raton, Florida

March 23, 2021